Exhibit 10.54

Amendment No.2

to

Sodium Gamma Hydroxybutyrate

Development and Supply Agreement

This Amendment No.2 (the “Amendment”) to the Sodium Gamma Hydroxybutyrate Development and Supply Agreement dated November 6, 1996, as amended, is entered into as of March 30, 2007 (the “Execution Date”) between Jazz Pharmaceuticals, Inc., a Delaware corporation (“Jazz Pharmaceuticals”) and Lonza, Inc., a New York corporation (“Supplier”).

RECITALS

WHEREAS, Supplier and Orphan Medical, Inc., a Delaware corporation (“Orphan Medical”), have previously executed the Sodium Gamma Hydroxybutyrate Development and Supply Agreement dated as of November 6, 1996, as amended by Amendment No. 1 dated February 7, 2005 (collectively, the “Agreement”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement;

WHEREAS, pursuant to Section 18.5 of the Agreement, Orphan Medical assigned its rights and obligations under the Agreement to Jazz Pharmaceuticals and all references to “Orphan Medical” in the Agreement therefore have been replaced by “Jazz Pharmaceuticals”; and

WHEREAS, in accordance with Section 18.4 of the Agreement, the parties wish to amend the Agreement as set forth in this Amendment.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth hereinafter and in the Agreement and other good and valuable consideration, receipt of which is hereby acknowledged, Jazz Pharmaceuticals and Supplier hereby agree as follows:

1.	Amendment of the Definitions. Jazz Pharmaceuticals and Supplier hereby amend Article 1 of the Agreement as follows:

1.1	The definition of “Contract Year” set forth in Section 1.3 is amended and restated in its entirety to read as follows:

“1.3 “Contract Year” means each twelve (12) month period during the term of this Agreement starting on January 1st and ending on December 31st.”

1.2	A new definition of “Quota” is hereby added to Article 1 as follows:

“1.25 “Quota” means the manufacturing quota quantity of the Drug allotted by the DEA to Supplier in a Contract Year in order for Supplier to perform the services hereunder.”

2.	Section 5.5 and 5.6 remain as stated in the Sodium Gamma Hydroxybutyrate Development and Supply Agreement dated as of November 6, 1996

3.	Amendment of Forecasts, Orders and Deliveries. Jazz Pharmaceuticals and Supplier hereby amend and restate Section 6.1 of the Agreement in its entirety as follows:

“6.1 No later than the tenth (10th) calendar day of each calendar month during the term of the Agreement, Jazz Pharmaceuticals shall furnish to Supplier a written rolling twelve (12) month forecast of Jazz Pharmaceuticals’ anticipated purchases, including shipment dates, of the Drug (the “Forecast”). The first three (3) months covered in each twelve (12) month Forecast provided shall constitute a firm order (each, a “Firm Order”); the remaining nine (9) months covered by each Forecast shall be a non-binding estimate only. Each Forecast shall cover a twelve (12)-month forecast period starting the first (1st) day of the calendar month that is three (3) months after the month in which Jazz Pharmaceuticals provided such Forecast to Supplier. By way of example, the Forecast which Jazz Pharmaceuticals provides by April 10, 2007 shall cover the period from July 1, 2007 until October 30, 2008. For amounts of the Drug set forth in the Forecast, Jazz Pharmaceuticals and Supplier realize that the Quota may restrict manufacturing and hence delivery of shipments throughout the calendar year for which such Quota applies. If the Quota restricts, and is anticipated to restrict, Supplier’s ability to meet the manufacturing requirements set forth in the Forecast, Supplier will promptly notify Jazz Pharmaceuticals and the parties will meet and agree on a plan to resolve the anticipated shortfall in requested Drug within 30 days.

(a) To ensure an uninterrupted supply of the Drug and to mitigate manufacturing delays caused by the Quota, Supplier agrees to use its commercially reasonable efforts to manufacture and maintain a reserve of Drug (the “Target Reserve”) for purchase by Jazz Pharmaceuticals based upon the Quota in such calendar year. The Target Reserve for any calendar year shall be calculated as follows:

Quota	Target Reserve
Less than 15 mT	2 mT
15 to 30 mT	4 mT
Greater than 30 mT	6 mT

The inventory must be moved every calendar year, if at any time, the manufacture date of the stock in inventory is greater than one (1) calendar year from the date is was released; which could equate to a portion of the inventory, Jazz Pharmaceuticals agrees to compensate Supplier for the inventory on stock if otherwise not consumed.

Notwithstanding the above, the parties acknowledge that the DEA has ultimate control of the amount of the Drug that can be produced each calendar year.

(b) Supplier agrees to use its commercially reasonable efforts to obtain from the DEA the manufacturing quota of the Drug requested by Jazz Pharmaceuticals in a Contract Year including, but not limited to, any additional manufacturing quota amounts of the Drug that Jazz Pharmaceuticals may request Supplier to obtain during the Contract Year.

(c) Supplier acknowledges that in connection with seeking additional manufacturing quota of the Drug from the DEA pursuant to Section 6.1(b) above, Jazz Pharmaceuticals may wish to reserve capacity in addition to the capacity required to manufacture the Forecast. Accordingly, Jazz Pharmaceuticals will notify Supplier at least ninety (90) days in advance if it wishes to reserve additional capacity to manufacture additional Drug that is subject to the approval of the DEA of additional manufacturing quota of the Drug. If the reserve capacity is not needed because of quota restrictions or other, Jazz Pharmaceuticals will pay Supplier the equipment changeover fee of $150,000 and fixed costs ($19/kg). If the reserve capacity is needed in a quota restricted situation, but the expected campaign is smaller than indicated, Jazz Pharmaceuticals will pay the price/gram indicative of the actual campaign. In either case, Supplier may accept other opportunities to use its production capacity; however, the fees could be waived or, if paid, then Jazz Pharmaceuticals will be credited against future Firm Orders if Supplier can fill the equipment with other projects.

(d) Supplier shall provide or purchase all materials and supplies necessary to manufacture the Drug. Supplier shall manufacture the Drug in accordance with the Specifications, the Validation Protocol and applicable cGMPs and shall package, label and/or otherwise prepare the Drug for bulk delivery to a Jazz Pharmaceuticals designated drug product manufacturer. Supplier further agrees that the Drug shall meet FDA, European, and Canadian standards and specifications. The International Conference on Harmonization (ICH) guidelines will be followed for development and manufacturing decisions.”

4.	Amendment to Choice of Law. Jazz Pharmaceuticals and Supplier hereby amend and restate Section 18.1 of the Agreement in its entirety as follows:

“18.1 Choice of Law. This Agreement shall be governed by and interpreted in accordance with the laws of New York, without regard to its conflict of laws provisions.”

5.	Amendment to Notices. Jazz Pharmaceuticals and Supplier hereby amend Section 18.2 of the Agreement to replace the address set forth for Jazz Pharmaceuticals set forth in Section 18.2 with the following addresses:

“If to Jazz Pharmaceuticals:	Jazz Pharmaceuticals, Inc.
3180 Porter Drive
Palo Alto, California 94304
Attn: Director of Manufacturing
Fax: (650) 496-2641

with a copy to:	Jazz Pharmaceuticals, Inc.
3180 Porter Drive
Palo Alto, California 94304
Attn: General Counsel
Fax: (650) 496-3781”

Amendment of Appendix H. Appendix H of the Agreement is hereby deleted in its entirety and hereby replaced with the following, which is attached hereto as Exhibit A. Pricing is for 2007. However, Supplier will use its commercially reasonable efforts to make improvements to the manufacturing process which would result in reduced costs and thus reduced pricing to Jazz Pharmaceuticals.

6.

Acknowledgement of Contract Year. Jazz Pharmaceuticals and Supplier acknowledge and agree that the Contract Year that commenced on August 1, 2006 under the Agreement shall continue until December 31, 2007 and thereafter each Contract Year shall commence on January 1st and end on December 31st.

7.	No Other Changes. Except as provided in this Amendment, the Agreement remains in full force and effect as originally executed.

8.	Headings. Headings in this Amendment are for convenience of reference only and shall not be considered in construing this Amendment.

9.	Severability. If any provision of this Amendment is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected. In such event, the parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

10.	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission shall be deemed to be original signatures.

IN WITNESS WHEREOF, the parties have executed this Amendment No.2 as of the Execution Date.

Jazz Pharmaceuticals, Inc.		Lonza, Inc.

By:	/s/ Carol A. Gamble	By:	/s/ Vincent DiVito
Its:	Senior V.P. & General Counsel	Its:	VP and Chief Financial Officer

Exhibit A

Appendix H

Revised Drug Price

2007 Price: Below is the annual price or campaign price. The DEA quota granted at the end of each calendar year will define the annual price for the following year in the below table. If Jazz Pharmaceuticals and Lonza have quota restrictions and all orders can not be met then subsequent pricing will be dictated by campaign size below agreed to in writing by Jazz Pharmaceuticals and Lonza.

Campaign Size or Annual Price (MT) SXB Salt	Price (USD)
per/campaign
2	$130
3	$120
4	$105
5	$95
6	$92
7	$90

8	$85
9	$83
10	$82.5
11	$81
12 to 20	$78
20+	$72

Assumptions:

•	The lower number is the minimum manufactured in a single campaign for each price section

•	Vessel size 750 gallon

•	Cycle time 46-73 hours or less (including drying)

•	Material purchased within 30 days of release

•	Yield >/= 472.9 kg SXB/batch

This price includes:

•	All raw materials, processing, depreciation, overheads, profit, packaging.

•	Scale up from intermediate size reactors to 1500 gallon or larger vessels (if needed).

•	DMF (or equivalent) modifications required

•	Reasonable regulatory support to Jazz

•	Ongoing process improvement efforts with benefit sharing with Jazz

Note:

•

Lonza and Jazz agree that any campaign that would come UNDER 8 metric tons will trigger a discussion on how to plan the most beneficial campaign program. The second pricing schedule (shown below) will be used when improvements are made to the process.

Example of Price Targets based on improvements that need to be discussed with Jazz:

Annual or Campaign Size (MT)	Pricing ($USD)
2 to 5	$110
5 to 8	$85
8 to 12	$75
12 to 20	$65
20+	$60